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                                   EXHIBIT 5.1


        OPINION OF GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.


                                                    May 7, 1998

RailAmerica, Inc.
301 Yamato Road
Suite 1190
Boca Raton, Florida   33431

         RE:      REGISTRATION STATEMENT ON FORM S-8 FOR
                  (I) RAILAMERICA INC.'S 1998 OMNIBUS EXECUTIVE INCENTIVE COMPENSATION PLAN AND (II) THE EMPLOYMENT AGREEMENT, DATED AS OF JANUARY 1, 1998, BETWEEN GARY O. MARINO AND RAILAMERICA, INC.

Ladies and Gentlemen:

         On the date hereof, RailAmerica, Inc., a Delaware corporation ("the Company"), sent for filing with the Securities and Exchange Commission ("the Commission"), a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 1,275,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") including (i) 45,000 shares of Common Stock issued and 300,000 shares of Common Stock issuable upon exercise of options to purchase Common Stock (the "Marino Options") granted by the Company pursuant to the Employment Agreement dated as of January 1, 1998 between Gary O. Marino and the Company (the "Employment Agreement") and (ii) options to purchase 930,000 shares of Common Stock (the "Plan Options" and together with the Marino Options, the "Options") granted or to be granted under the Company's 1998 Omnibus Executive Incentive Compensation Plan (the "1998 Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the 1998 Plan and the preparation of the Registration Statement and related matters; (iii) the Employment Agreement, (iv) the Registration Statement and exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the shares of Common Stock issued under (i) the Employment Agreement and (ii) the 1998 Plan, when issued against payment therefor in accordance with the terms of the Employment Agreement or the 1998 Plan, as the case may be, will be duly and validly issued, fully paid and nonassessable.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                       Sincerely,

                                       GREENBERG TRAURIG HOFFMAN
                                       LIPOFF ROSEN & QUENTEL, P.A.



                                       By: /s Gary M. Epstein
                                           ------------------------------------
                                               Gary M. Epstein